Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption of “Experts” in this Registration Statement (Form S-3) and related Prospectus of Susser Petroleum Partners LP for the registration of common units representing limited partner interests, preferred units representing limited partner interests, partnership securities, warrants, rights, and debt securities, and to the incorporation by reference therein of our report dated March 29, 2013, with respect to the consolidated financial statements of Susser Petroleum Partners LP included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
November 8, 2013